Exhibit 99.1

Gordmans Stores, Inc. Announces Fourth Quarter 2012 Results

Fourth Quarter Net Sales Increased 9.4%;

Fourth Quarter Diluted EPS of $0.41

Omaha, Nebraska (March 25, 2013)—Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its fourth quarter (fourteen weeks) and fiscal year (fifty-three weeks) ended February 2, 2013.

Fourth Quarter Highlights

•	Net sales increased 9.4% to $202.5 million compared to $185.1 million in the fourth quarter of fiscal 2011.

•	Diluted earnings per share were $0.41, which exceeded revised guidance of $0.35—$0.37.

Fiscal Year 2012 Highlights

•	Net sales increased 10.2% to $607.7 million compared to $551.5 million in fiscal year 2011.

•	Nine new stores were opened in 4 new markets and 2 new states in fiscal 2012, a 12% expansion in the store base.

“Our fourth quarter sales performance was driven primarily by contributions from the nine stores opened in fiscal 2012, partially offset by a comparable store sales decline of 4%,” commented Jeff Gordman, President and Chief Executive Officer. “While we are disappointed with our recent results, including a slow start to fiscal 2013, we believe that the strategic initiatives that we have put in place, in concert with the change in our senior leadership team, will produce improved comparable sales as the year progresses. In addition, we will continue our expansion strategy with the opening of 10 new stores in a combination of new and existing markets.”

Fourth Quarter Financial Results

Net sales for the fourteen weeks ended February 2, 2013 increased 9.4% to $202.5 million from $185.1 million for the thirteen weeks ended January 28, 2012. Comparable store sales for the thirteen week period ended January 26, 2013 fell by 4.1% versus a 2.1% comparable store sales increase for the thirteen week period ended January 28, 2012. Gross profit increased 5.5% to $78.4 million, or 38.7% of net sales, from $74.3 million, or 40.1% of net sales, in the fourth quarter of fiscal 2011. Selling, general and administrative expenses were $65.6 million, or 32.4% of net sales, compared to $58.0 million, or 31.3% of net sales, in the fourth quarter of fiscal 2011. Net income for the fourth quarter of fiscal 2012 was $7.9 million, or $0.41 per diluted share, compared to net income of $10.2 million, or $0.53 per diluted share in the fourth quarter of fiscal 2011.

Fiscal Year 2012 Financial Results

Net sales for the fifty-three weeks ended February 2, 2013 increased 10.2% to $607.7 million from $551.5 million for the fifty-two weeks ended January 28, 2012. Comparable store sales for the fifty-two week period ended January 26, 2013 decreased by 0.7%. Gross profit increased by 9.4% to $264.8 million, or 43.6% of net sales, from $242.0 million, or 43.9% of net sales, in the prior year. Selling, general and administrative costs were $226.7 million, or 37.3% of net sales, compared to $201.1 million, or 36.5% of net sales, in the prior year. Net income decreased by 6.5% to $23.5 million, or $1.21 per diluted share, compared to net income of $25.2 million, or $1.30 per diluted share in fiscal 2011.

Conference Call Information

A conference call to discuss fourth quarter financial results is scheduled for today, March 25, 2013 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 86 stores in 18 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in 000’s except share data)

	February 2, 2013	January 28, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,824	$35,413
Accounts receivable	2,049	1,787
Landlord receivable	8,787	9,939
Income taxes receivable	1,300	2,805
Merchandise inventories	78,006	65,335
Deferred income taxes	2,617	2,964
Prepaid expenses and other current assets	6,552	5,239

Total current assets	140,135	123,482
PROPERTY AND EQUIPMENT, net	45,966	34,507
INTANGIBLE ASSETS, net	1,992	2,078
OTHER ASSETS, net	3,033	2,546

TOTAL ASSETS	$191,126	$162,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$34,211	$36,034
Accrued expenses	22,789	26,464
Current portion of long-term debt	189	655

Total current liabilities	57,189	63,153

NONCURRENT LIABILITIES:
Long-term debt, less current portion	—	189
Deferred rent	21,997	14,914
Deferred income taxes	9,236	6,604
Other liabilities	316	30

Total noncurrent liabilities	31,549	21,737

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	52,461	51,327
Retained earnings	49,908	26,377

Total stockholders’ equity	102,388	77,723

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$191,126	$162,613

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in 000’s except share data)

	14 Weeks Ended February 2, 2013 (Unaudited)	13 Weeks Ended January 28, 2012 (Unaudited)	53 Weeks Ended February 2, 2013 (Unaudited)	52 Weeks Ended January 28, 2012
Net sales	$202,460	$185,148	$607,692	$551,476
License fees from leased departments	1,887	1,792	7,361	6,670
Cost of sales	(125,963)	(112,627)	(350,212)	(316,167)

Gross profit	78,384	74,313	264,841	241,979
Selling, general and administrative expenses	(65,563)	(58,012)	(226,710)	(201,084)

Income from operations	12,821	16,301	38,131	40,895
Interest expense	(115)	(155)	(481)	(610)

Income before taxes	12,706	16,146	37,650	40,285
Income tax expense	(4,765)	(5,939)	(14,119)	(15,112)

Net income	$7,941	$10,207	$23,531	$25,173

Basic earnings per share	$0.41	$0.54	$1.23	$1.32
Diluted earnings per share	$0.41	$0.53	$1.21	$1.30

Basic weighted average shares outstanding	19,235,960	19,095,046	19,165,260	19,098,377
Diluted weighted average shares outstanding	19,448,582	19,360,879	19,405,218	19,370,290

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200